Exhibit 10.8
AMENDED AND RESTATED
SHARED SERVICES AGREEMENT
DATED AS OF October 29, 2006
BETWEEN
DSW INC.
AND
RETAIL VENTURES, INC.

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SCHEDULES

SCHEDULE I:	Services To Be Provided By Retail Ventures, Inc.
SCHEDULE II:	Services To Be Provided By DSW Inc.
SCHEDULE III:	Insurance Policies Maintained by Retail Ventures, Inc.
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AMENDED AND RESTATED
SHARED SERVICES AGREEMENT
     This Amended and Restated Shared Services Agreement is entered into to be effective as of October 29, 2006 by and between DSW Inc., an Ohio corporation (“DSW”), and Retail Ventures, Inc. an Ohio corporation (“Retail Ventures”). DSW and Retail Ventures are sometimes being referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I hereof.
RECITALS
     WHEREAS, the Articles of Incorporation of DSW authorize 170,000,000 Class A common shares, without par value (the “Class A common shares”) and 100,000,000 Class B common shares, without par value (the “Class B common shares”);
     WHEREAS, DSW made an initial public offering (the “Offering”) of an amount of Class A common shares pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Registration Statement”);
     WHEREAS, immediately following consummation of the Offering, Retail Ventures owned and continues to own Class B common shares evidencing at least 80.1% of the combined voting power of the holders of the Class A common shares and the Class B common shares with respect to all shareholder matters;
     WHEREAS, prior to the consummation of the Offering, Retail Ventures directly or indirectly provided certain financial, management and other services to the DSW Entities (as defined below), and DSW directly or indirectly provided certain administrative, management and other services to the Retail Ventures Entities (as defined below);
     WHEREAS, in connection with the consummation of the Offering, each Party set forth in the Initial Agreement (as defined below) the principal terms and conditions pursuant to which certain services were to be provided by it to, and certain services were to be provided to it by, the other Party; and
     WHEREAS, the Parties now wish to amend and restate the Initial Agreement for purposes of (a) transferring responsibility for certain Information Technology Services (as defined below) from Retail Ventures to DSW;(b) modifying certain terms applicable to the Shoe Processing Services (as defined below); and (c) other amendments to reflect agreed upon changes in shared services, all in accordance with the terms of this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:
ARTICLE I DEFINITIONS
     SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:
     “Agreement” means this Amended and Restated Shared Services Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

     “Agreement Date” means the effective date of this Agreement first set forth above.
     “Billing Party Entities” means (a) with respect to Services for which DSW is the Billing Party, DSW Entities, and (b) with respect to Services for which Retail Ventures is the Billing Party, Retail Ventures Entities.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Columbus, Ohio are authorized or required by law to close.
     “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.
     “Department” means a business section or division of a Party.
     “Distribution Date” means the date on which Retail Ventures is no longer required to consolidate DSW’s results of operations and financial condition (determined in accordance with generally accepted accounting principles consistently applied) with Retail Ventures’ results of operations and financial condition.
     “DSW Business” means the specialty branded footwear retail business engaged in by DSW, as more completely described in the Registration Statement, and any businesses added under the control of DSW.
     “DSW Entities” means DSW Inc. and its Subsidiaries, and “DSW Entity” means any one of the DSW Entities.
     “DSW Liabilities” has the meaning set forth in the Master Separation Agreement.
     “DSW Services” means the various services to be provided by DSW on behalf of or for the Retail Ventures Entities as described in this Agreement and/or in Schedule II.
     “Exchange Agreement” means an agreement between the parties relating to the exchange of Class A common shares for Class B common shares.
     “Information Technology Services” means those services referenced on Schedule II that were provided by or on behalf of Retail Ventures before the Information Technology Services Transfer Date and will be provided by DSW after the Information Technology Services Transfer Date.
     “Information Technology Services Transfer Date” shall mean the date that is mutually agreed upon by the Parties for transfer of responsibility for performance of the Information Technology Services from Retail Ventures to DSW.
     “Initial Agreement” means the Shared Services Agreement between DSW and Retail Ventures, dated as of January 30, 2005, together with the schedules and exhibits thereto.
     “Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.
     “Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.

     “Insured DSW Liability” means any DSW Liability to the extent that (i) it is covered under the terms of Retail Ventures’ Insurance Policies in effect prior to the end of the Insurance Transition Period, and (ii) DSW is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.
     “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
     “Master Separation Agreement” means an agreement entered into by the Parties in connection with the Offering that sets forth the principal arrangements between them regarding the separation of the DSW business from Retail Ventures.
     “Offering Date” means 12:01 a.m., New York City Time, on June 28, 2005.
     “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.
     “Receiving Party Entities” means (a) with respect to Services for which DSW is the Billing Party, Retail Ventures Entities, and (b) with respect to Services for which Retail Ventures is the Billing Party, DSW Entities.
     “Retail Ventures Entities” means Retail Ventures and its Subsidiaries (other than the DSW Entities), and “Retail Venture Entity” means any one of the Retail Venture Entities currently in place on the effective date of the Registration Statement and any businesses added under the control of Retail Ventures.
     “Retail Ventures Services” means the various services to be provided by Retail Ventures on behalf of or for the DSW Entities as described in this Agreement, in Schedule I and/or in Schedule III.
     “RVSI” means Retail Ventures Services, Inc., an Ohio corporation and wholly-owned subsidiary of Retail Ventures.
     “Schedule I” means the first Schedule attached hereto which lists Services to be provided by Retail Ventures on behalf of or for DSW Entities and sets forth the related Retail Ventures Service Costs and/or billing methodology.
     “Schedule II” means the second Schedule attached hereto which lists Services to be provided by DSW on behalf of or for Retail Ventures Entities and sets forth the related DSW Service Costs and/or billing methodology.
     “Schedule III” means the third Schedule attached hereto which lists the Insurance Policies to be maintained by Retail Ventures on behalf of or for the DSW Entities and premium expenses and/or the methodology for calculating the premium expenses to be paid by DSW for insurance coverage under such Insurance Policies.
     “Schedules” means any one or more of the schedules referred to in and attached to this Agreement.

     “Services” means the DSW Services and/or the Retail Ventures Services, as the context may require.
     “Shoe Processing Services” means the shoe processing services for Value City Department Stores LLC that are included in the DSW Services described in Section 2 of Schedule II.
     “Subsidiary” means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.
     “Tax Separation Agreement” means the Tax Separation Agreement attached as Exhibit A to the Master Separation Agreement.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Annual Budget	8.01
Actions	4.04(a)
Applicable Insurance	6.11(a)
Benefit Billing	3.01
Benefits Services	3.05(b)
Billing Party	3.02
Class A common shares	Preamble
Class B common shares	Preamble
Committee	7.01
Coverage Amount	6.06(a)(i)
Customary Billing	3.01
DSW Covered Parties	6.01(a)
DSW Inc.	Preamble
DSW Indemnified Person	4.03(b)
DSW/RVI Shared Asset	7.05
RVI Dedicated Asset	7.05
RVI Shared Asset	7.05
DSW Service Costs	3.01
Employee Welfare Plans	4.02
Force Majeure	9.06(a)
Initial Term	5.01
Insurance Transition Period	6.01(a)
Net Sales Ratio	3.04
Offering	Preamble
Overallocated Party	6.06(a)(iii)
Parties	Preamble
Party	Preamble
Pass-Through Billing	3.01
Payment Date	3.06(b)
Percent of Sales Billing	3.01
Prior Agreements	9.01
Receiving Party	3.02
Registration Statement	Preamble
Retail Ventures	Preamble
Retail Ventures Indemnified Person	4.03(a)
Retail Ventures Insurance Policies	6.01(a)
Retail Ventures Plans	3.05(a)
Retail Ventures Service Costs	3.01
RVI Dedicated Asset	7.05
RVI Shared Asset	7.05
Service Costs	3.06(a)
Shared Expenses Agreement	8.03
Terminated Party	5.03(a)
Terminating Party	5.03(a)
Underallocated Party	6.06(a)(iii)

     SECTION 1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.
ARTICLE II
PURCHASE AND SALE OF SERVICES
     SECTION 2.01. Purchase and Sale of Retail Ventures Services.
     (a) Subject to the terms and conditions of this Agreement and in consideration of the Retail Ventures Service Costs described below, Retail Ventures agrees to provide to the applicable DSW Entities, or to procure the provision to such entities, and DSW agrees to purchase from Retail Ventures, the Retail Ventures Services. Unless otherwise specifically agreed by Retail Ventures and DSW, the Retail Ventures Services shall be substantially similar in scope, quality, and nature to those customarily provided to, or procured on behalf of, the DSW Entities by Retail Ventures and/or its Subsidiaries prior to the Offering Date.
     (b) The Parties acknowledge and agree that (i) the Retail Ventures Services to be provided by the applicable Retail Ventures Entities under this Agreement shall, at DSW’s request, be provided directly to Subsidiaries of DSW and (ii) Retail Ventures may satisfy its obligation to provide or to procure the Retail Ventures Services hereunder by causing one or more of its Subsidiaries, including, but not limited to, RVSI, to provide or to procure such services. With respect to the Retail Ventures Services provided to, or procured on behalf of, any Subsidiary of DSW, DSW agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such services pursuant to this Agreement.
     SECTION 2.02. Purchase and Sale of DSW Services
     (a) Subject to the terms and conditions of this Agreement and in consideration of the DSW Service Costs described below, DSW agrees to provide to the applicable Retail Ventures Entities, or to procure the provision to such entities of, and Retail Ventures agrees to purchase from DSW, the DSW Services. Unless otherwise specifically agreed by Retail Ventures and DSW, (i) the DSW Services (other than the Information Technology Services) shall be substantially similar in scope, quality, and nature to those customarily provided to, or procured on behalf of, the Retail Ventures Entities by DSW and/or its Subsidiaries prior to the Offering Date, and (ii) the Information Technology Services shall be, at a minimum, substantially similar in scope, quality, and nature to those customarily provided to, or procured on behalf of, the Retail Ventures Entities by Retail Ventures and/or its Subsidiaries prior to the Information Technology Services Transfer Date.
     (b) The Parties acknowledge and agree that (i) the DSW Services to be provided by the applicable DSW Entities on behalf of Retail Ventures under this Agreement shall, at Retail Ventures’ request, be provided directly to Subsidiaries of Retail Ventures and (ii) DSW may satisfy its obligation to provide or to procure the DSW Services hereunder by causing one or more of its Subsidiaries to provide or to procure such services. With respect to the DSW Services provided to, or procured on behalf of, any Subsidiary of Retail Ventures, Retail Ventures agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such services pursuant to this Agreement.
     SECTION 2.03 Additional Services.
     (a) In addition to the Retail Ventures Services to be provided or procured by Retail Ventures in accordance with Section 2.01, if requested by DSW, and to the extent that Retail Ventures and DSW may mutually agree, Retail Ventures shall provide additional services (including services not provided by

Retail Ventures to the DSW Entities prior to the Offering Date) to DSW. The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by Retail Ventures and DSW.
     (b) In addition to the DSW Services to be provided or procured by DSW in accordance with Section 2.02, if requested by Retail Ventures, and to the extent that Retail Ventures and DSW may mutually agree, DSW shall provide additional services (including services not provided by DSW to the Retail Ventures Entities prior to the Offering Date) to Retail Ventures. The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by Retail Ventures and DSW.
ARTICLE III
SERVICE COSTS; OTHER CHARGES
     SECTION 3.01. Service Costs Generally. The Schedules hereto indicate, with respect to the DSW Services and the Retail Ventures Services, respectively, listed therein, whether the costs to be charged for Services are to be determined by (i) the customary billing method described in Section 3.02 (“Customary Billing”), (ii) the pass-through billing method described in Section 3.03 (“Pass-Through Billing”), (iii) the percentage of net sales method described in Section 3.04 (“Percent of Sales Billing”), (iv) a calculation of certain costs related to employee benefit plans and benefit arrangements described in Section 3.05 (“Benefit Billing”), or (v) another specified method. Unless otherwise indicated on the Schedules, the Customary Billing method will apply. The costs to be paid by DSW to Retail Ventures for Retail Venture Services are collectively referred to herein as the “Retail Ventures Service Costs”. DSW agrees to pay to Retail Ventures in the manner set forth in Section 3.06 an amount equal to the Retail Ventures Service Costs applicable to each of the Retail Ventures Services provided or procured by Retail Ventures. The costs to be paid by Retail Ventures to DSW for the DSW Services are collectively referred to herein as the “DSW Service Costs”. Retail Ventures agrees to pay to DSW in the manner set forth in Section 3.06 an amount equal to the DSW Service Costs applicable to each of the DSW Services provided or procured by DSW.
     SECTION 3.02. Customary Billing. The costs of Services as to which the Customary Billing method applies shall be equal to the costs customarily charged and/or allocated by one Party and/or one or more of its Subsidiaries or Departments (the “Billing Party”) to the other Party and/or one or more of its Subsidiaries or Departments (the “Receiving Party”) immediately prior to the Information Technology Services Transfer Date (it being understood that from and after the Information Technology Services Transfer Date such costs may be increased by the Billing Party in a manner consistent with the manner in which such costs were increased from time to time prior to the Information Technology Services Transfer Date, and consistent with the semi-annual reconciliation described in Section 8.01).
     SECTION 3.03. Pass-Through Billing. The costs of Services as to which the Pass-Through Billing method applies shall be equal to the aggregate amount of third-party, out-of-pocket costs and expenses incurred by a Billing Party on behalf of a Receiving Party (which costs shall include but not be limited to the costs incurred in connection with obtaining the consent of any party to a contract or agreement to which any Billing Party is a party where such consent is related to and reasonably required for the provision of any Service). It is intended that Services provided by third parties will be billed directly to the Receiving Party by the third party; however, if a Billing Party incurs any such costs or expenses on behalf of any Receiving Party as well as businesses operated by the Billing Party, the Billing Party shall allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as set forth on any Schedule hereto or, if not set forth on a Schedule, then as the Billing Party shall determine in the exercise of the Billing Party’s reasonable judgment. The Billing Party shall apply usual and accepted accounting conventions in making such allocations, and the Billing Party or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. The Billing Party shall make copies of such books and records available to the Receiving Party upon request and with reasonable notice.
     SECTION 3.04. Percent of Sales Billing. Services for which the billing methodology is the Percent of Sales Billing method shall not be billed individually. Instead, the Billing Party shall provide all such services for an aggregate annual cost equal to the amount obtained by multiplying (x) the Billing Party’s projected budget for all services which are the same or similar to the applicable Services which are to be provided to all Retail Ventures Entities and DSW Entities for the relevant year, by (y) the projected net sales for the year of the Receiving Party Entities divided by the aggregate projected net sales of all Retail Ventures Entities and DSW Entities (the “Net Sales Ratio”). At the end of the applicable fiscal year, actual expenses versus budgeted expenses for the relevant Service shall be compared and any overage or shortfall shall be allocated based upon the Net Sales Ratio. The Billing Party’s budget for Services to be provided to the Receiving Party Entities as contemplated by this Section 3.04 shall be determined on a basis consistent with the manner in which the Billing Party determines the similar budgets for the Billing Party Entities.
     SECTION 3.05. Benefit Billing.
     (a) Prior to the Offering Date, certain associates of DSW participated in certain benefit plans sponsored by Retail Ventures (“Retail Ventures Plans”). On and after the Offering Date, DSW associates shall continue to be eligible to participate in the Retail Ventures Plans, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Offering Date, subject to regulatory requirements and the provisions of Section 4.01 hereof, Retail Ventures shall continue to provide Benefit Services (as hereafter defined) to and in respect of DSW associates with reference to Retail Ventures Plans as administered by Retail Ventures prior to the Offering Date.
     (b) The costs payable by DSW for Retail Ventures Services relating to the administration of employee plans and benefit arrangements, which are included in Human Resources in Schedule I (“Benefit Services”), shall be determined and billed as set forth in Schedule I. The Parties acknowledge and agree that some of the costs associated with certain Retail Ventures Plans will be paid principally through DSW employee payroll deductions for such plans as specified in Schedule I. The Parties intend that the Retail Ventures Service Costs relating to the performance of Benefit Services shall not exceed reasonable compensation for such services as defined under applicable law.
     (c) Each Party may request changes in the applicable terms of or Retail Ventures Services relating to the Retail Ventures Plans, approval of which shall not be unreasonably withheld; provided, however, that changes in the terms and provisions of any of the Retail Ventures Plans shall be in the sole discretion of Retail Ventures. The Parties agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with Retail Ventures Plans.
     SECTION 3.06. Invoicing and Settlement of Costs.
     (a) Except as otherwise provided in a Schedule to this Agreement or to the extent that Retail Ventures and DSW may mutually agree, each Billing Party shall invoice or notify the Chief Executive Officer or Chief Financial Officer of the Receiving Party on a monthly basis (not later than the tenth day of each month), in a manner substantially similar to and consistent with the billing practices used in connection with services provided by Retail Ventures to the DSW Entities prior to the Offering Date and, as applicable, the Information Technology Services Transfer Date (except as otherwise agreed), of the Service Costs related to services performed or procured by the Billing Party during the prior calendar month. As used herein, “Service Costs” means the Retail Ventures Service Costs, if Retail Ventures is the Billing Party, and the DSW Service Costs, if DSW is the Billing Party. In connection with the invoicing described in this Section 3.06(a), the Billing Party shall provide to the Receiving Party the same billing data and level of detail as customarily or similar to that provided to the Receiving Party prior to the Offering Date and, as applicable, the Information Technology Services Transfer Date and such other related data as may be reasonably requested by the Receiving Party.
     (b) The Receiving Party agrees to pay to the Billing Party, on or before the 30th day after the date on which the Billing Party delivers to the Receiving Party an invoice or notice of Service Costs (or the next Business Day, if such 30th day is not a Business Day) (each, a “Payment Date”), by wire transfer of immediately available funds payable to the order of the Billing Party, all amounts so invoiced or noticed by the Billing Party pursuant to Section 3.06(a). If the Receiving Party fails to pay any monthly payment within 30 days of the relevant Payment Date, the Receiving Party shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best, rate announced by National City Bank, compounded monthly from the relevant Payment Date through the date of payment. Payment can be made via check, ACH or wire and, except as set forth in Section 3.15(c) of the Master Separation Agreement, offsetting is not permitted.
ARTICLE IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION
     SECTION 4.01.
     (i)General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, and provided that a Party is not restricted by contract with third parties or by applicable law, the Parties agree that (i) the nature, quality, and standard of care applicable to the delivery of the Services hereunder (other than the Information Technology Services) shall be substantially the same as or consistent with that applicable to the similar services provided by a Party to the other Party prior to the Offering Date, and (ii) the nature, quality, and standard of care applicable to the delivery of the Information Technology Services hereunder shall be, at a minimum, substantially the same as or consistent with that applicable to the similar services provided by or on behalf of Retail Ventures prior to the Information Technology Services Transfer Date. Retail Ventures shall use its reasonable efforts to ensure that the nature and quality of Services provided to DSW associates under Retail Ventures Plans, either by Retail Ventures directly or through administrators under contract, shall be undifferentiated as compared with the same services provided to or on behalf of Retail Ventures associates under Retail Ventures Plans.
     (ii) Service Level Partnership Agreements. Within ninety (90) days of the date of this Agreement, DSW will enter into Service Level Partnership Agreements with RVI and/or each RVI entity, with such agreements to include a description of Information Technology Services provided to each entity and address minimum standards of service each entity should expect.
     SECTION 4.02. Delegation. Subject to Section 4.01 above, DSW hereby delegates to Retail Ventures final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which associates of DSW Entities have elected to participate and which are administered by Retail Ventures under this Agreement (collectively, “Employee Welfare Plans”). Retail Ventures may further delegate such authority to other parties to:
          (i) provide administrative and other services;
          (ii) reach factually supported conclusions consistent with the terms of the respective Employee Welfare Plans;
          (iii) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans pursuant to the requirements of ERISA, if within 60 days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions (the party adjudicating the claim shall notify the claimant in writing of its decision on review and such notice shall satisfy all ERISA requirements relating thereto); and
          (iv) notify the claimant in writing of its decision on review.
     SECTION 4.03. Limitation of Liability.
     (a) Retail Ventures Entities
          (i) DSW agrees that none of the Retail Ventures Entities and their respective directors, officers, agents, and employees (each, a “Retail Ventures Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any DSW Entity or any other Person for or in connection with the Retail Ventures Services rendered or to be rendered by any Retail Ventures Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Retail Ventures Indemnified Person’s actions or inactions in connection with any Retail Ventures Services or such transactions, except for damages which have resulted from such Retail Ventures Indemnified Person’s gross negligence or willful misconduct in connection with any Retail Ventures Services, actions or inactions.
          (ii) Notwithstanding the provisions of this Section 4.03(a), none of the Retail Venture Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to, resulting from or arising in connection with any of the Retail Ventures Services or the performance of or failure to perform Retail Ventures’ obligations under this Agreement. This disclaimer applies without limitation (1) to claims arising from the provision of the Retail Ventures Services or any failure or delay in connection therewith; (2) to claims for lost profits; (3) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (4) regardless of whether such damages are foreseeable or whether Retail Ventures has been advised of the possibility of such damages.
          (iii) None of the Retail Venture Entities shall have any liability to any DSW Entity or any other Person for failure to perform Retail Ventures’ obligations under this Agreement or otherwise, where (1) such failure to perform is not caused by the gross negligence or willful misconduct of the Retail Venture Entity designated to perform such obligations and (2) such failure to perform similarly affects the Retail Venture Entities receiving the same or similar services and does not have a disproportionately adverse effect on the DSW Entities, taken as a whole.
          (iv) In addition to the foregoing, DSW agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to the DSW Entities, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by Retail Ventures to comply fully with Retail Ventures’ obligations under this Agreement.
     (b) DSW Entities
          (i) Retail Ventures agrees that none of the DSW Entities and their respective directors, officers, agents, and employees (each, a “DSW Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Retail Ventures Entity or any other Person for or in connection with the DSW Services rendered or to be rendered by any DSW Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any DSW Indemnified Person’s actions or inactions in connection with any DSW Services or such transactions, except for damages which have resulted from such DSW Indemnified Person’s gross negligence or willful misconduct in connection with any DSW Services, actions or inactions.
          (ii) Notwithstanding the provisions of this Section 4.03(b), none of the DSW Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to, resulting from or arising in connection with any of the DSW Services or the performance of or failure to perform DSW’s obligations under this Agreement. This disclaimer applies without limitation (1) to claims arising from the provision of the DSW Services or any failure or delay in connection therewith; (2) to claims for lost profits; (3) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (4) regardless of whether such damages are foreseeable or whether DSW has been advised of the possibility of such damages.
          (iii) None of the DSW Entities shall have any liability to any Retail Ventures Entity or any other Person for failure to perform DSW’s obligations under this Agreement or otherwise, where (1) such failure to perform is not caused by the gross negligence or willful misconduct of the DSW Entity designated to perform such obligations and (2) such failure to perform similarly affects the DSW Entities receiving the same or similar services and does not have a disproportionately adverse effect on the Retail Ventures Entities, taken as a whole.
          (iv) In addition to the foregoing, Retail Ventures agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to Retail Ventures Entities, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by DSW to comply fully with DSW’s obligations under this Agreement.
     SECTION 4.04. Indemnification Related to Retail Ventures Services.
     (a) DSW agrees to indemnify and hold harmless each Retail Ventures Indemnified Person from and against any damages related to, and to reimburse each Retail Ventures Indemnified Person for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with investigating, preparing, pursuing, or defending, any third party claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any DSW Indemnified Person or any Retail Ventures Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with Retail Ventures Services rendered or to be rendered by any Retail Ventures Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Retail Ventures Indemnified Person’s actions or inactions in connection with any such Retail Ventures Services or transactions; provided that, DSW shall not be responsible for any damages incurred by any Retail Ventures Indemnified Person that have resulted from such Retail Ventures Indemnified Person’s gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Retail Ventures Services referred to above (it being understood and agreed that the provision by any Retail Venture Entity of any of the Retail Ventures Services contemplated by Schedule I hereof without obtaining the consent of any party to any Contract or agreement to which any Retail Ventures Entity is a party as of the date hereof shall not constitute gross negligence or willful misconduct by any Retail Ventures Entity, provided that, the relevant Retail Ventures Entity has used commercially reasonable efforts to obtain such consent).
     (b) Except as set forth in Section 4.04(c), Retail Ventures agrees to indemnify and hold harmless each DSW Indemnified Person from and against any damages related to, and to reimburse each DSW Indemnified Person for all reasonable expenses as they are incurred in connection with investigating, preparing, or defending, any third party Action arising out of or related to the gross negligence or willful misconduct of any Retail Ventures Indemnified Person in connection with the Retail Ventures Services rendered or to be rendered pursuant to this Agreement.
     (c) To the extent that any other Person has agreed to indemnify any Retail Ventures Indemnified Person or to hold a Retail Ventures Indemnified Person harmless and such Person provides services to Retail Ventures or any affiliate of Retail Ventures relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, Retail Ventures will exercise reasonable efforts (x) to make such agreement applicable to any DSW Indemnified Person so that each DSW Indemnified Person is held harmless or indemnified to the same extent as any Retail Ventures Indemnified Person and (y) to make available to each DSW Indemnified Person the benefits of such agreement.
     SECTION 4.05. Indemnification Related to DSW Services.
     (a) Retail Ventures agrees to indemnify and hold harmless each DSW Indemnified Person from and against any damages related to, and to reimburse each DSW Indemnified Person for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with investigating, preparing, pursuing, or defending, any third party Action arising out of or in connection with DSW Services rendered or to be rendered by any DSW Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any DSW Indemnified Person’s actions or inactions in connection with any such DSW Services or transactions; provided that, Retail Ventures shall not be responsible for any damages incurred by any DSW Indemnified Person that have resulted from such DSW Indemnified Person’s gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or DSW Services referred to above (it being understood and agreed that the provision by any DSW Entity of any of the DSW Services contemplated by Schedule II hereof without obtaining the consent of any party to any Contract or agreement to which any DSW Entity is a party as of the date hereof shall not constitute gross negligence or willful misconduct by any DSW Entity, provided that, the relevant DSW Entity has used commercially reasonable efforts to obtain such consent).
     (b) DSW agrees to indemnify and hold harmless the Retail Ventures Indemnified Persons from and against any damages related to, and to reimburse each Retail Ventures Indemnified Person for all reasonable expenses as they are incurred in connection with investigating, preparing, or defending, any third party Action arising out of or related to the gross negligence or willful misconduct of any DSW Indemnified Person in connection with the DSW Services rendered or to be rendered pursuant to this Agreement.

ARTICLE V
TERM AND TERMINATION
     SECTION 5.01. Term. The Initial Agreement was in effect from January 30, 2005 through the Agreement Date. Except as otherwise provided in this Article V, or in Section 9.06 or as otherwise agreed in writing by the Parties, (a) this Agreement, (i) as it relates to all Services other than the Shoe Processing Services, shall have an initial term from the Agreement Date through January 31, 2008, and (ii) as it relates to the Shoe Processing Services, shall have an initial term from the Agreement Date through January 31, 2011 (in each case, the “Initial Term”), and will be renewed automatically after the applicable Initial Terms for successive one-year terms unless either Party elects not to renew this Agreement by notice in writing to the other Party not less than one hundred and eighty (180) days prior to the end of any term, and (b) a Party’s obligation to provide or to procure, and the other Party’s obligation to purchase, a Service shall cease as of the applicable date set forth in the applicable Schedules or such earlier date determined in accordance with Section 5.02.
     SECTION 5.02. Termination.
     (a) Except as otherwise provided herein or in any Schedule hereto, the Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part.
     (b) Retail Ventures may terminate any DSW Service at any time if DSW shall have failed to perform any of its material obligations under this Agreement relating to such DSW Service, Retail Ventures shall have notified DSW in writing of such failure and such failure shall have continued for a period of at least thirty (30) days after receipt by DSW of written notice of such failure from Retail Ventures.
     (c) DSW may terminate any Retail Ventures Service at any time if Retail Ventures shall have failed to perform any of its material obligations under this Agreement relating to such Retail Ventures Service, DSW shall have notified Retail Ventures in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by Retail Ventures of written notice of such failure from DSW.
     (d) On or after October 1, 2007, either Retail Ventures or DSW may terminate the Shoe Processing Services by giving written notice of such termination to the other Party. Termination of the Shoe Processing Services shall be effective not less than nine (9) months after the date of any such termination notice or on any later date that may be specified in such notice.
     SECTION 5.03. Effect of Termination.
     (a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, or upon termination of this Agreement in accordance with its terms, the Party whose Service is terminated (the “Terminated Party”) shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and the Party terminating such Service (the “Terminating Party”) shall have no obligation to pay any fees relating to such terminated Services or to make any other payments hereunder; provided that, notwithstanding such termination, (i) the Terminating Party shall remain liable to the Terminated Party for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) the Terminated Party shall continue to charge the Terminating Party for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service, and the Terminating Party shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles 4, 5, and 9 shall survive any such termination indefinitely. All program and administrative costs attributable to associates of any DSW Entity under Retail Ventures Plans that relate to any period after the effective date of any such termination shall be for the account of and paid by DSW.
     (b) Following termination of this Agreement with respect to any Service provided or procured by a Party, the Parties agree to cooperate with each other in providing for an orderly transition of such Service to the other Party or to a successor service provider as designated by the other Party. Without limiting the foregoing, Retail Ventures agrees to (i) provide to DSW, within 30 days of the termination of any Benefit Service, in a usable format designated by Retail Ventures, copies of all records relating directly or indirectly to benefit determinations with respect to any and all associates of a DSW Entity, including, but not limited to, compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, and any data or records required to be maintained by law and (ii) work with DSW in developing a transition schedule with respect to such terminated Benefit Service.
ARTICLE VI
INSURANCE MATTERS
     SECTION 6.01. DSW Insurance Coverage During Transition Period.
     (a) As of the Offering Date, Retail Ventures shall maintain insurance coverage under the Insurance Policies listed in Part (a) of Schedule III (the “Retail Ventures Insurance Policies”). Throughout the period beginning on the Offering Date and ending upon the earlier of (i) termination of the Service provided pursuant to this Article VI or (ii) termination or expiration of this Agreement in accordance with its terms (the “Insurance Transition Period”), Retail Ventures shall, subject to insurance market conditions and other factors beyond its control, maintain Insurance Policies covering and for the benefit of the DSW Entities and their respective directors, officers, and employees (collectively, the “DSW Covered Parties”) which are comparable to those maintained generally by Retail Ventures covering the DSW Covered Parties prior to the Offering Date; provided, however, that if Retail Ventures determines that (i) the amount or scope of such insurance coverage will be reduced to a level materially inferior to the level of insurance coverage in existence immediately prior to the Insurance Transition Period or (ii) the retention or deductible level applicable to such insurance coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, each other than as a result of the Offering, Retail Ventures shall give DSW notice of such determination as promptly as practicable. Upon notice of such determination, DSW shall be entitled to no less than sixty (60) days to evaluate DSW’s options regarding continuance of insurance coverage under said Insurance Policies and DSW may cancel the DSW Entities’ interest in all or any portion of such insurance coverage as of any day within such sixty (60) day period.
     (b) DSW shall promptly pay or reimburse Retail Ventures, as the case may be, for premium expenses, deductibles or retention amounts, and any other costs and expenses which Retail Ventures may incur in connection with the insurance coverages maintained pursuant to this Section 6.01, including but not limited to any retroactive or subsequent premium adjustments. DSW’s share of such costs and expenses shall be calculated as set forth in Part (b) of Schedule III.
     SECTION 6.02. Cooperation; Payment of Insurance Proceeds to DSW; Agreement Not to Release Carriers. Each Party shall share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion. Retail Ventures, at the request of DSW, shall cooperate with and use commercially reasonable efforts to assist DSW in recovering Insurance Proceeds under the Retail Ventures

Insurance Policies for claims relating to the DSW Business, the assets of DSW or DSW Liabilities, whether such claims arise under any Contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Offering Date, on the Offering Date or during the Insurance Transition Period, and Retail Ventures shall promptly pay any such recovered Insurance Proceeds to DSW. Neither Retail Ventures nor DSW, nor any of their respective Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any other agreement between the Parties, after the Offering Date, neither Retail Ventures nor DSW (and each Party shall ensure that no affiliate of such Party), without the consent of the other Party, shall provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the other Party (or its Subsidiary) thereunder. However, nothing in this Section 6.02 shall (A) preclude any Retail Ventures Entity or any DSW Entity from presenting any claim or from exhausting any policy limit, (B) require any Retail Ventures Entity or any DSW Entity to pay any premium or other amount or to incur any Liability, or (C) require any Retail Ventures Entity or DSW Entity to renew, extend or continue any policy in force.
     SECTION 6.03. DSW Insurance Coverage After the Insurance Transition Period. From and after expiration of the Insurance Transition Period, DSW shall be responsible for obtaining and maintaining insurance programs for the DSW Entities’ risk of loss and such insurance arrangements shall be separate and apart from Retail Ventures’ insurance programs.
     SECTION 6.04. Deductibles and Self-Insured Obligations. DSW shall reimburse Retail Ventures for all amounts necessary to exhaust or otherwise to satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with DSW Liabilities and Insured DSW Liabilities to the extent that Retail Ventures is required to pay any such amounts.
     SECTION 6.05. Procedures with Respect to Insured DSW Liabilities.
     (a) DSW shall reimburse Retail Ventures for all amounts incurred to pursue insurance recoveries from Insurance Policies for Insured DSW Liabilities.
     (b) The defense of claims, suits or actions giving rise to potential or actual Insured DSW Liabilities shall be managed (in conjunction with Retail Ventures’ insurers, as appropriate) by the Party that would have had responsibility for managing such claims, suits or actions had such Insured DSW Liabilities been DSW Liabilities.
     SECTION 6.06. Insufficient Limits of Liability for Retail Ventures Liabilities and DSW Liabilities.
     (a) In the event that there are insufficient limits of liability available under Retail Ventures’ Insurance Policies in effect prior to the Distribution Date to cover the Liabilities of Retail Ventures and/or DSW that would otherwise be covered by such Insurance Policies, then to the extent that other insurance is not available to Retail Ventures and/or DSW for such Liabilities an adjustment will be made in accordance with the following procedures:
          (i) To the extent the Parties are able to specifically quantify and verify the actual Liabilities incurred by each Party to the exclusion of the other Party, each Party will be allocated an amount equal to the product of (A) the actual Liabilities incurred by such Party, divided by the total actual Liabilities incurred by the Parties, times (B) the lesser of (1) the available limits of liability under Retail Ventures’ Insurance Policies in effect prior to the Distribution Date net of uncollectible amounts attributable to insurer insolvencies and (2) the proceeds received from Retail Ventures’ Insurance Policies if the Liabilities are the subject of disputed coverage claims and, following consultation with each other, Retail Ventures and/or DSW agree to accept less than full policy limits from Retail Ventures’ and DSW’s insurers (such available limits and/or proceeds being referred to as the “Coverage Amount”).
     (ii) To the extent that the Parties are unable to specifically quantify and verify any such Liabilities or any part of such Liabilities to each Party (to the exclusion of the other Party), each Party will be allocated an amount equal to their shared percentage of the Coverage Amount.
     (iii) A Party who receives more than its share of the Coverage Amount (the “Overallocated Party”) agrees to reimburse the other Party (the “Underallocated Party”) to the extent that the Liabilities of the Underallocated Party that would have been covered under such Insurance Policies is less than the Underallocated Party’s share of the Coverage Amount.
     (iv) This Section 6.06 shall terminate ten (10) years following the end of the Insurance Transition Period, unless terminated sooner in accordance with the provisions of this Agreement.
     SECTION 6.07. Cooperation. Retail Ventures and DSW shall cooperate with each other in all respects, and shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article VI.
     SECTION 6.08. No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any Retail Ventures Entity in respect of any Insurance Policy or any other contract or policy of insurance.
     SECTION 6.09. No Liability. DSW does hereby, for itself and as agent for each other DSW Entity, agree that no Retail Ventures Entity or Retail Ventures Indemnified Person shall have any Liability whatsoever as a result of the insurance policies and practices of Retail Ventures and its Subsidiaries as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
     SECTION 6.10. Additional or Alternate Insurance. Notwithstanding any other provision of this Agreement, during the Insurance Transition Period, Retail Ventures and DSW shall work together to evaluate insurance options and secure additional or alternate insurance for DSW and/or Retail Ventures if desired by and cost effective for DSW and Retail Ventures. Nothing in this Agreement shall be deemed to restrict any DSW Entity from acquiring at its own expense any other Insurance Policy in respect of any Liabilities or covering any period.
     SECTION 6.11. Forbearance and Prior Insurance Coverage.
     (a) From and after the date of this Agreement, Retail Ventures shall not, and shall cause each of its Subsidiaries not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the effective date of this Agreement that covers all or any part of the assets, liabilities, business or employees of any DSW Entity with respect to events occurring prior to the Offering Date (“Applicable Insurance”), it being understood that in no event shall any Retail Venture Entity be obligated to pay premiums with respect to periods after the Offering Date in respect of Applicable Insurance.
     (b) Retail Ventures agrees that, from and after the Offering Date, all Applicable Insurance directly or indirectly applicable to any assets, liabilities, business or employees of any DSW Entity shall be for the benefit of the DSW Entity, it being understood that such Applicable Insurance shall also be for the benefit of the Retail Venture Entities to the extent directly or indirectly applicable to any assets, liabilities, business or employees of the Retail Venture Entities. Without limiting the generality of the foregoing, upon DSW’s reasonable request, Retail Ventures shall use its reasonable efforts to modify, amend or assign all Applicable Insurance policies and arrangements so that DSW is the direct beneficiary of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided that, if the modifications, amendments or assignments contemplated by this Section 6.11(b) are not permissible, Retail Ventures shall, and shall cause each of its Subsidiaries to, use its reasonable efforts to enter into such other arrangements as DSW may reasonably request to ensure that DSW and the Subsidiaries of DSW are entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.
     SECTION 6.12. Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.
ARTICLE VII
INFORMATION TECHNOLOGY EXECUTIVE STEERING COMMITTEE
     SECTION 7.01. Formation. Not later than 10 business days after the Agreement Date, the Parties shall appoint members to an information technology executive steering committee (the “Committee”) which shall consist of: three (3) members appointed by DSW; three (3) members appointed by Retail Ventures; and the Chairman of each of DSW and RVI and his or her designee. A member appointed by DSW shall chair the Committee. If either Party decides at any time to replace an appointed Committee member, it may do so by written notice to the other Party.
     SECTION 7.02. Meetings. The Committee shall meet, in person and/or by telephone, at such times and places as it may select but, in any event, it shall meet at least twice per year thereafter. Reasonable notice must be given in advance of all meeting dates. The first such meeting shall be held as soon as practicable, but in no event later than ninety (90) days after the Information Technology Services Transfer Date. To constitute a quorum for purposes of Committee decisions, each Party must be represented by at least two of the three members appointed by each Party. Committee members can give their proxy for voting on Committee decisions to other Committee members.
     SECTION 7.03. Purpose; Agenda; Minutes. As of the Information Technology Services Transfer Date, the Committee shall be responsible for identifying and reaching agreement on annual and interim proposed changes to the information technology infrastructure and information technology services to be maintained and provided by DSW, and, as necessary, the billing methodologies . Minutes of each Committee meeting shall be recorded.
     SECTION 7.04. Budget/Proposals. Prior to December 31, 2006 and each subsequent year so long as this Agreement is in effect, the Parties agree to work together and to cooperate with each other in good faith to develop an annual budget (“IT Annual Budget”) to reflect the estimated annual Service Costs to each Party for each of the Information Technology Services to be provided and/or procured by the other Party as contemplated by this Agreement. In the budgeting process, the Parties agree to use their reasonable efforts to harmonize the interests of the Parties to have quality services at affordable costs and to recover the costs of performing and/or procuring the Services. On or before December 31 of each calendar year, an Annual Budget for the next calendar year shall be submitted to the Committee for review and approval. The Committee may make exceptions to the billing methodologies described on Schedule II and in Article III. Additionally, either Party may present to the Committee an interim proposal for a specific change to DSW’s information technology infrastructure, and any such proposal shall include, at a minimum, (a) a statement of the anticipated outcomes of the proposed change, (b) an identification of the human resources, facilities and equipment that would be required to implement the proposed change, (c) a budget for the proposed change and a proposed allocation of the cost of the proposed change between the Parties, and (d) an estimated time schedule for implementation of the proposed change. The Committee may request additional information, accept a proposal as presented, accept a proposal subject to mutually agreed upon modifications, or reject a proposal. If a Party’s proposal is rejected, then the proposing Party shall nevertheless be free to implement the proposal independently so long as such implementation has no cost or material adverse impact on the other Party.
     SECTION 7.05. Information Technology Capital Expenditures. Before DSW shall be obligated to acquire any new or replacement information technology asset (equipment, computer software, etc.) that will be used for the benefit of any Retail Ventures Entity, the Committee shall determine whether such asset is a shared asset to be used for the benefit of one or more of the Retail Ventures Entities and one or more of the DSW Entities (each, a “DSW/RVI Shared Asset”), a shared asset that will be used primarily for the benefit of two or more of the Retail Ventures Entities (each, an “RVI Shared Asset”) or a dedicated asset that will be used primarily for the benefit of a single Retail Ventures Entity (each, an “RVI Dedicated Asset”).
     (a) DSW shall retain title to each DSW/RVI Shared Asset and to each RVI Shared Asset and shall recover the cost of each such asset in accordance with Sections 5 and 6 of Schedule II hereto. Retail Ventures hereby gives DSW the guarantee set forth in Schedule IV of timely payment by each of the Retail Ventures Entities of the amounts described in Sections 5 and 6 of Schedule II hereto that are applicable to each DSW/RVI Shared Asset and each RVI Shared Asset.
     (b) Each RVI Dedicated Asset will be treated as follows:
     (i) Promptly upon acquisition by DSW of an RVI Dedicated Asset that is to be used at a facility of a Retail Ventures Entity (e.g., a point-of-sale device) or an RVI Dedicated Asset that is to be provided to an employee of a Retail Ventures Entity (e.g., a laptop computer), DSW shall transfer title to such RVI Dedicated Asset to the applicable Retail Ventures Entity, and the applicable Retail Ventures Entity shall reimburse DSW for the purchase price, license fee and/or other consideration paid by DSW for such asset not later than thirty (30) days after acquisition of such asset. Retail Ventures hereby gives to DSW the guarantee set forth in Schedule IV of timely payment to DSW by the applicable Retail Ventures Entity of the purchase price, license fee and/or other consideration paid by DSW for each RVI Dedicated Asset; and
     (ii) DSW shall retain title to any RVI Dedicated Asset that is to be used at a DSW data center or other DSW facility and shall recover the cost of such RVI Dedicated Asset in accordance with Sections 5 and 6 of Schedule II hereto. Retail Ventures hereby gives to DSW the guarantee set forth in Schedule IV of timely payment to DSW by the applicable Retail Ventures Entity of such amounts, and Retail Ventures hereby agrees to purchase each RVI Dedicated Asset from DSW, for an amount equal to the net book value of such RVI Dedicated Asset on the date of purchase by Retail Ventures, on the earliest date that such RVI Dedicated Asset is no longer used for the benefit of the Retail Ventures Entity due to the sale of the equity or of all or substantially all of the assets of such Retail Ventures Entity, the cessation of operations of such Retail Ventures Entity or a strategic decision by such Retail Ventures Entity to cease use of such RVI Dedicated Asset.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     SECTION 8.01. Annual Budget. Prior to December 31, 2006 and each subsequent year so long as this Agreement is in effect, the Parties agree to work together and to cooperate with each other in good faith to develop an annual budget (“Annual Budget”) to reflect the estimated annual Service Costs to each Party for each of the Services to be provided and/or procured by the other Party as contemplated by this Agreement. In the budgeting process, the Parties agree to use their reasonable efforts to harmonize the interests of the Parties to have quality services at affordable costs and to recover the costs of performing and/or procuring the Services. On or before December 31 of each calendar year, an Annual Budget for the next calendar year shall be submitted to the respective Controller or Chief Financial Officer of each of the Parties for review and approval. Such approval shall constitute approval of the Annual Budget by the Party represented by such person. During the months of July and January of each year so long as this Agreement is in effect, the Parties shall conduct a semi-annual reconciliation of actual Service Costs to budgeted Service Costs to determine if there are any significant discrepancies between such costs and, if so, whether the payments for services should be adjusted accordingly.
     SECTION 8.02. Employment Matters. During the Initial Term, neither Party shall, directly or indirectly, solicit active employees of the other Party without the other Party’s consent; provided that each Party agrees to give such consent if such Party believes, in good faith, that its consent is necessary to avoid the resignation of an employee from one Party that the other Party would like to employ.
     SECTION 8.03. Shared Expenses Agreement. The Parties agree to share certain costs and expenses related to the store facilities located at Four

Union Square, New York, New York, pursuant to the terms and conditions set forth in the Shared Expenses Agreement between the Parties (the “Shared Expenses Agreement”).
ARTICLE VIII
MISCELLANEOUS
     SECTION 9.01. Prior Agreements. In the event there is any conflict between the provisions of this Agreement, on the one hand, and the provisions of prior services agreements among any Retail Venture Entity and any DSW Entity (the “Prior Agreements”), on the other hand, the provisions of this Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.
     SECTION 9.02. Other Agreements. In the event there is any inconsistency between the provisions of this Agreement and the respective provisions of the Master Separation Agreement, the Tax Separation Agreement and the Exchange Agreement, respectively, the respective provisions of the Master Separation Agreement, the Tax Separation Agreement and the Exchange Agreement shall govern.
     SECTION 9.03. Future Litigation and Other Proceedings. In the event that DSW (or any of its Subsidiaries or any of its or their respective officers or directors) or Retail Ventures (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its Subsidiaries and its and their respective officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of associates or employees as witnesses). In the event that DSW (or any of its Subsidiaries or any of its or their respective officers or directors) and Retail Ventures (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).
     SECTION 9.04. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.
     SECTION 9.05. Subcontractors. Either Retail Ventures or DSW may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, subject to Section 4.03, Retail Ventures and DSW, as the case may be, shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to the other Party and, provided further, that, in each case, the use of a subcontractor to perform such Party’s obligations would not substantially increase the costs to the other Party without the prior written consent of the other Party.
     SECTION 9.06. Force Majeure.
     (a) For purposes of this Section 9.06, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.
     (b) Without limiting the generality of Section 4.03, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure; provided that such Party shall have exercised all commercially reasonable due diligence to minimize to the greatest extent possible the effect of Force Majeure on its obligations hereunder.
     (c) Promptly on becoming aware of Force Majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the Party affected shall give written notice to the other Party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such Force Majeure on the obligations of the Party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such Force Majeure shall be deemed not to be a breach of this Agreement, the period for performance of the obligation to which it relates shall be extended accordingly; provided that if Force Majeure results in the performance of a Party being delayed by more than 60 days, the other Party shall have the right to terminate this Agreement with respect to any Service affected by such delay forthwith by written notice.
     SECTION 9.07. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.
     SECTION 9.08. Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.
     SECTION 9.09. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail (with postage prepaid), to the following addresses:
(a)	If to DSW, to:

Peter Horvath DSW Inc. 4150 East 5th Avenue Columbus, OH 43219 Fax: (614) 872-1464

With a copy to:

DSW Inc. Attn: General Counsel
4150 East 5th Avenue Columbus, Ohio 43219 Fax: (614) 872-1464

(b)	If to Retail Ventures, to:
Jim McGrady Retail Ventures, Inc. 3241 Westerville Road Columbus, OH 43224 Fax: 614-473-2721

With a copy to:

Retail Ventures, Inc. Attn: General Counsel 3241 Westerville Road Columbus, Ohio 43224 Fax: 614-337-4682
or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.
     SECTION 9.10. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Ohio, excluding its conflict of laws rules.
     SECTION 9.11. Severability. If any terms or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.
     SECTION 9.12. Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.
     SECTION 9.13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
     SECTION 9.14. Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

DSW INC.
By:	/s/Peter Z. Horvath
Name: Peter Z. Horvath
Title: President

RETAIL VENTURES, INC.
By:	/s/ James A. McGrady
Name: James A. McGrady
Title: Chief Financial Officer

SCHEDULE I
TO
AMENDED AND RESTATED
SHARED SERVICES AGREEMENT
DATED October 29, 2006
BETWEEN
RETAIL VENTURES, INC.
AND
DSW INC.

SERVICES TO BE PROVIDED BY RETAIL VENTURES, INC. AND RETAIL VENTURES
SERVICES, INC.

DESCRIPTION OF RETAIL VENTURES SERVICE		RETAIL VENTURES SERVICE COSTS OR BILLING METHODOLOGY TO DSW

1.	GENERAL CORPORATE AND FINANCIAL SERVICES:

	(i) PAYROLL SERVICES (including preparation and distribution of employee checks; payment of payroll taxes, garnishment and other deductions to appropriate parties; preparation and filing of employer tax returns; and preparation of annual W-2s for employees)	Billing pro-rata based upon number of DSW employee checks and Form W-2s issued by Retail Ventures. To be billed weekly in arrears.

	(ii) TREASURY SERVICES (including cash management; processing and paying invoices and purchase orders; monthly consolidation of financial statements; and preparation of checks for vendor payment and employee reimbursement)	DSW to pay $1,000.00 per month and any stand-alone cash management software and corresponding support costs if added for DSW Services only.

	(iii) Sox and AUDITING Fees (including coordination of external audit services and assistance with compliance with Sarbanes-Oxley requirements)	Shared costs to be allocable based on Percent of Sales Billing.

	(iv) ACCOUNTS PAYABLE, GENERAL LEDGER, SALES AUDIT, BUDGET SERVICES- AND INVENTORY CONTROL. GENERAL LEDGER INCLUDES, BUT IS NOT LIMITED TO, PREPARATION OF QUARTERLY,	Overhead costs to be allocated based on time spent by associates, which will be reviewed and determined annually.

Sales Audit charges to include fees

	ANNUAL AND OTHER SEC REPORTS; ASSISTANCE WITH THE PREPARATION OF ANNUAL REPORT TO SHAREHOLDERS AND EARNINGS RELEASES; AND PREPARATION OF ERISA REPORTS.	associated with software agreements that support DSW Entities.

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DESCRIPTION OF RETAIL VENTURES SERVICE		RETAIL VENTURES SERVICE COSTS OR BILLING METHODOLOGY TO DSW

	(v) TAX SERVICES (including preparation and filing of all federal, state and local tax returns, reports and other required filings; coordination and management of tax audits and other similar proceedings; and assistance with tax planning, tax strategy and compliance with the Tax Separation Agreement)	See Tax Separation Agreement between DSW and Retail Ventures.

	(vi) Controller Services	Cost to be shared by DSW and Retail Ventures on a 50/50 basis.

	(vii) SSC Corporate Services	Charges incurred on behalf of DSW entities will be allocated to DSW. Charges billed to other cost centers listed in these Agreement Schedules will be billed under the applicable cost center’s methodology. General, unallocable charges to be allocated based on Percent of Sales billing.

2.	HUMAN RESOURCES (ALL COST CENTERS)	Pass-Through Billing with respect to costs directly related to DSW Entities.

DSW to pay pro-rata share of overhead costs per employee of DSW Entities, subject to adjustment semi-annually.

3.	IMPORT MANAGEMENT AND COMPLIANCE	Pass-Through Billing with respect to costs directly related to DSW Entities. Importing fees (including U.S. Customs fees, Duties, Commissions, Ocean Freight, Excel/APL Logistic Carrier fees and other associated expense) are allocated to the businesses by invoice (which historically is a one-to-one relationship to container) to the ratio of the container contents to the whole containers/trailer.

DSW to pay a percentage of the overhead costs based upon percentage of usage. The overhead allocation percentage will be reviewed and determined annually.

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DESCRIPTION OF RETAIL VENTURES SERVICE	RETAIL VENTURES SERVICE COSTS OR BILLING METHODOLOGY TO DSW

4. LEGAL SERVICES (including general legal advice from in-house legal staff; preparation and review of SEC filings and proxy materials; assistance with corporate resolutions and preparations for shareholders meetings; overseeing and managing legal policy and strategy regarding litigation and regulatory compliance)
Pass-Through Billing with respect to costs directly related to DSW Entities. Department overhead costs and general, unallocable professional fees to be allocated based on Percent of Sales Billing.

5. RISK MANAGEMENT (including management of insurance and workers compensation coverage; administration of claims services; negotiation and acquisition of insurance coverages including, but not limited to, property and business interruption, casualty (including workers compensation), director and officer liability and other liability coverages)
a) Insurance premium costs billed as specified in Schedule III.

b) Overhead costs are billed on the weighted value of administrative time directed to DSW entities for (i) Workers’ Compensation, (ii) General Liability and (iii) Property & All Other Lines combined with the ratio of the number of claims that are directly related to DSW Entities to the total number of claims for (i) Workers’ Compensation, (ii) General Liability and (iii) Property & All Other Lines.

6. INTERNAL AUDIT	Overhead costs to be allocated based on Percent of Sales Billing.

7. RVI CORPORATE EXECUTIVE OVERHEAD ALLOWANCE	DSW will pay 35% of the total overhead of this cost center that is associated with the CFO of RVI. It will exclude the costs associated with the CEO of RVI.

8. DISTRIBUTION SERVICES	DSW will pay 10% of total overhead costs for this department.

9. LETTERS OF CREDIT ASSOCIATED WITH WORKERS’ COMPENSATION AND IBNR	DSW to be billed 15% of costs associated with letters of credit for workers compensation and IBNR.

10. DEPRECIATION OF IT ASSETS (CURRENT COST CENTERS including 01109, 01321, 01325, 01326, 01328, 01329, 01330, 01331, 01332, 01333)	Service fee charged to DSW for depreciation expenses associated with IT Assets used to provide shared service. The billable charge for depreciation expenses is based on Percent of Sales Billing, unless otherwise agreed by the Parties or determined by the Information Technology Executive Steering Committee.

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SCHEDULE II
TO

AMENDED AND RESTATED
SHARED SERVICES AGREEMENT
DATED October 29, 2006
BETWEEN
RETAIL VENTURES, INC.
AND
DSW INC.
SERVICES TO BE PROVIDED BY DSW INC.

DESCRIPTION OF DSW SERVICE		DSW SERVICE COSTS OR BILLING METHODOLOGY TO RETAIL VENTURES

1.	SHOE MERCHANDISING:

	(i) PLANNING AND ALLOCATION SUPPORT for Value City Department Stores, LLC	Value City to pay the amount per month reflecting the agreed value of the use of DSW systems services.

2.	DISTRIBUTION

(i) DISTRIBUTION SERVICES AND TRANSPORTATION MANAGEMENT for Value City Department Stores, LLC and Filene’s Basement	(i) Retroactive to October 1, 2006, Value City to pay 60¢ per pair to process shoes during the term of the Agreement, with no extra charge for overhead variances or any other cost associated with processing Value City’s shoes. In the event that the “Reasonable Expectation Program” installed at DSW, or any other cost reduction realized by DSW, results in an actual cost to process Value City shoes that is less than 60¢ per pair, the cost per pair to process shoes for Value City shall be reduced based on quarterly actual cost. The per-pair cost set forth herein shall remain in effect through January 30, 2011 or any earlier date on which Retail Ventures or DSW terminates shoe processing services for Value City in accordance with the Agreement.

(ii) Transportation Costs- both inbound and outbound transportation costs (inclusive of wages, associated payroll costs, occupancy expenses and operating expenses) are allocated to the respective businesses according to current month activity, which is based on merchandise receipts as determined by dollar value. Value City may use its own carriers for inbound transportation. In the event that Value City uses its own carriers for inbound transportation, such merchandise receipts shall be excluded from the allocation of expenses and

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DESCRIPTION OF DSW SERVICE		DSW SERVICE COSTS OR BILLING METHODOLOGY TO RETAIL VENTURES

DSW shall have no responsibility or accountability for the merchandise until it is received at the DSW distribution center.

(iii) Professional fees to be billed on the weighted average cost per case of the pools that Value City Shoes utilizes.

3.	PROPERTY MANAGEMENT	Overhead costs to be allocated based on time spent by associates, which will be reviewed and determined annually. Related outside contractors/consultant costs, including legal services, allocated based on pass-through billing.

4.	STORE DESIGN AND CONSTRUCTION MANAGEMENT	A 5% service fee based on total development costs per project, plus expenses incurred by DSW on RVI projects. Overhead costs allocated on the proportion of RVI projects to total projects (extraordinary projects to be determined on a project by project basis). Standard American Institute of Architects (AIA) form of “Agreement between Owner and Design/Builder” to be used as design and construction management agreement between DSW and Retail Ventures.

5.	INFORMATION TECHNOLOGY (ALL COST CENTERS)	Pass-Through Billing with respect to costs directly related to Retail Ventures Entities. Percent of Sales Billing with respect to overhead and Services shared by DSW Entities and Retail Ventures Entities, unless otherwise agreed by the Parties or determined by the Information Technology Executive Steering Committee.

6.	DEPRECIATION OF IT ASSETS	Service fee charged to Retail Ventures for depreciation expenses associated with IT Assets used to provide shared service. The billable charge for depreciation expenses is based on Percent of Sales Billing, unless otherwise agreed by the Parties or determined by the Information Technology Executive Steering Committee.

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DESCRIPTION OF DSW SERVICE		DSW SERVICE COSTS OR BILLING METHODOLOGY TO RETAIL VENTURES

7.	Legal Services	Pass-Through Billing with respect to costs directly related to RVI Entities.

Professional fees related to shared services provided by DSW to be allocated based upon Percent of Sales Billing unless otherwise agreed.

Any overhead costs for time spent on matters performed on behalf of RVI Entities shall be at an agreed upon price.

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SCHEDULE III
TO
AMENDED AND RESTATED
SHARED SERVICES AGREEMENT
DATED October 29, 2006
BETWEEN
RETAIL VENTURES, INC.
AND
DSW INC.

INSURANCE POLICIES MAINTAINED BY RETAIL VENTURES
     The Insurance Polices described in Part (a) below shall be maintained by Retail Ventures, Inc. (“Retail Ventures”) on behalf of DSW Inc. (“DSW”) and its Subsidiaries pursuant to the terms of the Amended and Restated Shared Services Agreement between Retail Ventures and DSW dated October 29, 2006, of which this Schedule is a part. The insurance premiums related to such policies to be paid by DSW, or for which Retail Ventures shall be reimbursed by DSW, are set forth or described in Part (b) of this Schedule. Capitalized terms not otherwise defined in this Schedule shall have the respective meanings assigned to them in the Amended and Restated Shared Services Agreement.
(a)	LIST OF INSURANCE POLICIES
(i)	Liability:
Steadfast Insurance Co. #SCO3822186-02 – primary – $1MM/occurrence
XL Insurance Co. #US00007102LI04A – umbrella — $25MM/occ/agg
Ohio Casualty Co. #ECO(05)52976611, excess GL – $25MM/occ/agg
American Guarantee # AEC5086837500 – excess GL – $50MM/occ/agg
Liberty Mutual Ins. #LQ1-B71 –078764032 – excess GL – $50MM/occ/agg
ACE Ins. Group #HXW776336 — excess GL – $25MM/occ/agg
Great American Ins. #TUE357977102 – excess GL – $25MM/occ/agg

(ii)	Property
FM Global Insurance #NB918 — $1,000,000,000 blanket limit
Ace/Westchester #I20651258002 – excess flood – $10MM
Great American #CPP5385581 & #ACG4285581 – excess flood – $5MM
Arrowhead Group #303219EQ1 – excess earthquake – $3MM
North Shore Mgmt. #NSM24310 – excess earthquake – $12MM
FM Global #NB918 – Swanson primary earthquake – $1MM
Federal Flood Policies – various locations & policy numbers — $500K

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(iii)	Automobile St. Paul Travelers #TC2JCAP393K338 – $2MM combined single limit

(iv)	Cargo Lloyd’s #CD044747 – primary cargo – $10MM/conveyance Lloyd’s #CD044765 – excess cargo – $5MM/conveyance

(v)	Worker Compensation
St. Paul Travelers #TC2JUB466K1644 – statutory limits
St. Paul Travelers #TRJUB466K1656 – retro AZ, MA & WI only
Ohio –Self-insured under S120005342
West Virginia – Self-insured (effective no later than 1/1/07)

(vi)	Director and Officer Liability Insurance
Chubb #6802-9501 – primary — $10MM
XL Specialty #ELU09312106___– excess D&O – $10MM
AWAC US #___AW6294743 – excess D&O – $10MM
RSUI #___NHS621943 – excess D&O – $10MM
AXIS #___RAN714919012006 – excess D&O – $10MM
Arch Insurance Co. #___DOX0007876-01 – excess D&O – $10MM
Houston Casualty #___14_MGU-06-A12538 – excess D&O – $10MM
Great American #___NSX5236478 – excess D&O – $10MM
Liberty Mutual #___D03AT366109002 – excess D&O – $10MM
National Union (AIG) #___6726927 – excess D&O – $10MM
XL Specialty #___ELU09312206 – Side A coverage – $10MM

(vii)	Executive Protection Insurance National Union (AIG) #006082944 – crime – $10MM National Union (AIG) #647-5648 – special crime (K&R) – $10MM

(viii)	Other
Fireman’s Fund #MXI97900076 – motor truck cargo – $250K/vehicle
XL Insurance #XLPUN1502904 – excess punitives – $25MM agg
Magna Carta #MCPD201467 – excess punitives – $25MM agg
National Union #006731374 – fiduciary
Continental Insurance Company #PST283529925 – foreign package — $1MM/occ
(b)	CALCULATION OF PREMIUM

(i) DSW shall promptly pay or reimburse Retail Ventures 100% of premium expenses, deductibles or retention amounts Retail Ventures may incur in connection with Insurance Policies that relate solely to the DSW Business.

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(ii) DSW shall promptly pay or reimburse Retail Ventures 50% of premium expenses, deductibles or retention amounts Retail Ventures may incur in connection with Retail Ventures’ Director and Officer Liability Insurance and Executive Protection Insurance.
(iii) DSW shall promptly pay or reimburse Retail Ventures its proportionate share of premium expenses, deductibles or retention amounts Retail Ventures may incur in connection with Insurance Policies that relate the Retail Ventures Business and the DSW Business. The “Retail Ventures Business” means any business of Retail Ventures other than the DSW Business. DSW’s proportionate will be calculated as follows:
     (A) LIABILITY INSURANCE costs shall be prorated based on the ratio of DSW’s sales as compared to total sales.
     (B) PROPERTY INSURANCE costs shall be prorated based on the ratio of the value of DSW property covered by the insurance policy as compared to the total value of all property covered by the insurance policy. [“VALUE OF PROPERTY” IS DEFINED AS RETAIL INVENTORY, FIXTURES, LEASEHOLDS, REAL PROPERTY, RENTAL INCOME AND BUSINESS INTERRUPTION.]
     (C) AUTOMOBILE INSURANCE costs shall be charged on each insured vehicle owned or leased by DSW which is covered by the insurance policy.
     (D) CARGO INSURANCE costs shall be prorated based on the ratio of the duties paid for DSW imports covered by the insurance policy as compared to the total duties paid for all imports covered by the insurance policy.
     (E) WORKERS COMPENSATION costs shall be prorated based on an actual per state rate against projected payrolls plus estimated claims cost per location.
     (F) EXECUTIVE PROTECTION AND OTHERS—Executive Protection Insurance (or crime), and foreign package coverage shall be prorated based on the ratio of sales for DSW as compared to the total sales covered by the policy. Fiduciary coverage for benefit plans shall be allocated based on 401K deposit percentages. Federal Flood Program policies are allocated to each location for which a policy is required to be purchased based on its Federal Flood Zone determination.

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SCHEDULE IV
TO
AMENDED AND RESTATED
SHARED SERVICES AGREEMENT
DATED October 29, 2006
BETWEEN
RETAIL VENTURES, INC.
AND
DSW INC.

GUARANTEE
THIS GUARANTEE is made by RETAIL VENTURES, INC. (the “Guarantor”) in favor of DSW, INC. (“DSW”) in respect of the obligations of any one or more of the subsidiaries of the Guarantor other than DSW or any DSW subsidiary (the “Obligor(s)”) that may arise under that certain Amended and Restated Shared Services Agreement between the Guarantor and DSW, dated as of October 29, 2006 (the “Shared Services Agreement”) to pay to DSW certain amounts that may become due under and in accordance with Section 7.05 of the Shared Services Agreement (each, an “Obligation”).
In consideration of DSW acquiring certain information technology assets (equipment, computer software, etc.) for the benefit of one or more Obligors, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor hereby agrees as follows:
1)	To the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to DSW and its assignees the timely payment to DSW or its assignees of all Obligations. Without limiting the generality of the foregoing, DSW may at any time and from time to time, without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor, (a) agree with any Obligor to make any change in the terms of any obligation or liability of such Obligor to DSW, (b) take or fail to take any action of any kind in respect of any security for any obligation or liability of any Obligor to DSW, (c) exercise or refrain from exercising any rights against any Obligor, or (d) compromise or subordinate any obligation or liability of any Obligor to DSW, including any security therefor.

2)	In the event that an Obligor shall fail to make timely payment to DSW of all or any portion of an Obligation when due, the Guarantor shall remit to DSW, on the business day immediately following DSW’s request, payment of the full amount of such Obligation. The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement for DSW to pursue or exhaust any of its rights or remedies against the Obligor with respect to performance of any of the Obligations, and the Guarantor hereby waives any right to require that DSW seek enforcement of any performance against an Obligor or any other person, prior to any action against the Guarantor under the terms of this Guarantee.

3)	DSW shall not be obligated to file any claim relating to an Obligation in the event that an Obligor becomes subject to any insolvency, bankruptcy, receivership, assignment for the benefit of creditors or reorganization of such Obligor, or any similar proceedings by or against such Obligor or the assets of such Obligor, in order to maintain DSW’s rights under this Guarantee, and the failure of DSW to so file shall not affect the Guarantor’s obligations hereunder. The liability of the Guarantor shall not be released, reduced, impaired or affected by or as a result of any insolvency, bankruptcy, receivership, assignment for the benefit of creditors or reorganization of an Obligor, or any similar proceedings instituted by or against an Obligor or the assets of an Obligor. The obligations of the Guarantor hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Obligor in respect of an Obligation is rescinded or must be otherwise restored by DSW, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify DSW on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by DSW in connection with such rescission or restoration, including any such costs and expenses

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incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4)	This Guarantee is a guarantee of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

5)	This Guarantee shall remain in effect for the entire term of the Shared Services Agreement and thereafter until all Obligations of each Obligor have been indefeasibly satisfied in full.

6)	This Guarantee shall inure to the benefit of and be enforceable by DSW and its successors, assign(s) or other transferee(s) and shall be deemed to have been made under, and shall be governed by, the laws of the State of Ohio, excluding its conflicts of laws rules. None of the terms of this Guarantee may be waived, altered, modified or amended except in writing signed by the Guarantor and DSW.

7)	All notices or other communications to the Guarantor or DSW shall be in writing and shall be given in the same manner and with the same effect as set forth in Section 9.09 of the Shared Services Agreement. The address of Guarantor is as follows:

Retail Ventures, Inc. 3241 Westerville Road Columbus, Ohio 43224
IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officers effective as of the 29th day of October, 2006.

RETAIL VENTURES, INC.

By:	/s/ James A. McGrady

Name: Title:	James A. McGrady Chief Financial Officer

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